EXHIBIT (d)

DEALER MANAGER AGREEMENT

September 17, 2025

Cogna Educação S.A.
Rua dos Guajajaras, No. 591, 4th Floor, Room 1, Bairro de Lourdes
Belo Horizonte, Minas Gerais, 30.180-101
Federative Republic of Brazil

Ladies and Gentlemen:

This dealer manager agreement (this “Agreement”) will confirm the understanding between Cogna Educação S.A. (the “Offeror”), a company organized under the laws of the Federative Republic of Brazil (“Brazil”) and Itau BBA USA Securities, Inc. (“Itaú BBA”) pursuant to which the Offeror has retained Itaú BBA to act as the exclusive dealer manager (the “Dealer Manager”), on the terms and subject to the conditions set forth herein and in the tender offer materials that the Offeror has caused to be prepared and furnished to the Dealer Manager for use in connection with the proposed tender offer (the “Tender Offer”) for any and all of the outstanding Class A common shares, par value U.S.$0.00005 per share (the “Class A Common Shares”) of Vasta Platform Limited, a Cayman Islands exempted company (the “Company”), traded on the Nasdaq Global Select Market (“NASDAQ”), excluding those Class A Common Shares held, directly or indirectly, by the Offeror, which includes (a) the Offer to Purchase, dated September 17, 2025 (including all information incorporated by reference therein and exhibits, appendices and attachments thereto, as may be amended, modified or supplemented from time to time) (the “Offer to Purchase”), (b) the tender offer statement on Schedule TO (as the same may be amended, the “Schedule TO”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (c) the transaction statement on Schedule 13e-3 (as the same may be amended, the “Schedule 13e-3”) filed with the Commission pursuant to Section 13(e) of the Exchange Act, (d) the form of letter of transmittal (the “Letter of Transmittal”) to be used by shareholders tendering Class A Common Shares pursuant to the Tender Offer, (e) the form of letter to brokers, dealers, banks, trust companies and other securities intermediaries and the form of letter from any of them to their clients, (f) the form of withdrawal letter, (g) any press releases or newspaper advertisements to be used in connection with the Tender Offer and (h) any other materials, including any presentation to Holders that the Offeror or its affiliates may use, prepare, file, distribute, mail, publish, approve or authorize for use in connection with the Tender Offer (collectively, the “Tender Documents”). All Class A Common Shares to be purchased pursuant to the Tender Offer will be purchased by the Offeror. The holders of Class A Common Shares are hereinafter referred to as the “Holders.”  Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Offer to Purchase.

SECTION 1.    Engagement.  Subject to the terms and conditions set forth herein:

(a)         The Offeror hereby retains the Dealer Manager, and subject to the terms and conditions hereof, the Dealer Manager agrees to act, as the exclusive dealer manager to the Offeror in connection with the Tender Offer until the date on which the Tender Offer expires or is earlier terminated in accordance with its terms; provided that the Tender Documents have been or will be prepared by, and are the sole responsibility of, the Offeror and, accordingly, any statements regarding the Tender Offer contained in the Tender Documents represent only the views of the Offeror without any independent verification by the Dealer Manager regarding overall fairness or otherwise. The Dealer Manager agrees that it will not furnish written information other than the Tender Documents and customary Bloomberg communications (which shall be consistent with the Tender Documents) to the Holders in connection with the Tender Offer without the prior consent of the Offeror. The Offeror authorizes the Dealer Manager, in accordance with its customary practices and consistent with industry practice, to communicate generally regarding the Tender Offer with the Holders in connection with the Tender Offer.

(b)        The Offeror acknowledges that the Dealer Manager has been retained solely to provide the services to the Offeror expressly set forth in this Agreement, and for no other purpose. Accordingly, the Dealer Manager is not providing, and shall not be deemed to have provided, any valuation, appraisal, fairness opinion, recommendation or other analysis regarding the Offeror or the Company, or any of their respective subsidiaries, securities or assets, or the consideration payable in the Tender Offer to, or for the benefit of, any person, including the directors, officers and employees of the Offeror and Company or any of their security holders. The Offeror also acknowledges and agrees that the Dealer Manager shall act as an independent contractor, on an arm’s-length basis under this Agreement with duties solely to the Offeror and that nothing contained herein or the nature of the Dealer Manager’s services hereunder is intended to create or shall be construed as creating an agency or fiduciary relationship among the Dealer Manager (or any of its affiliates), the Offeror, and/or the Company (or any of their security holders, affiliates, directors, officers, employees or creditors, including the Holders) or any other person. The Offeror further acknowledges that (i) the Dealer Manager shall not be deemed to act as a partner, joint venturer or agent of, or a member of a syndicate with, the Offeror, the Company or any of their affiliates (except that in any jurisdiction in which the Tender Offer is required to be made by a registered licensed broker or dealer, it shall be deemed made by the Dealer Manager or their respective affiliates on behalf of the Offeror), and neither the Offeror, nor the Company, nor any of their affiliates shall be deemed to act as the agent of Itaú BBA and (ii) no securities broker, dealer, bank, trust company or other securities intermediary shall be deemed to act as the agent of Itaú BBA or as the agent of the Offeror, the Company or any of their affiliates, and Itaú BBA shall not be deemed to act as the agent of any securities broker, dealer, bank, trust company or other securities intermediary. In connection with the transactions contemplated hereby and the process leading to such transactions, Itaú BBA is and has been acting solely as a principal and not the agent or fiduciary of the Offeror, the Company or any of their security holders, affiliates, directors, officers, employees, creditors or any other person, including the Holders. For purposes of this Agreement, “subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other entity of which such person, directly or indirectly, owns or controls the capital stock or other ownership interests having voting power, or with respect to which such person otherwise has the power, directly or indirectly, to direct or cause the direction of the management and policies, whether through ownership of voting securities, by contract or otherwise. “Subsidiaries” means all such entities collectively.

(c)         Accordingly, the Offeror expressly disclaims any agency or fiduciary relationship of any form with Itaú BBA hereunder. The Offeror understands that Itaú BBA and its affiliates are not providing (nor is the Offeror or any of its affiliates relying on Itaú BBA or its affiliates for) tax, regulatory, legal or accounting advice. The rights and obligations the Offeror or any of its affiliates may have to Itaú BBA or its affiliates under any credit or other agreement are separate from the Offeror’s rights and obligations under this Agreement and will not be affected in any way by this Agreement. Itaú BBA may, to the extent it deems appropriate, retain the services of any of its affiliates to assist Itaú BBA in providing its services hereunder and share with any such affiliates any information made available by or on behalf of the Offeror.

(d)        The Offeror acknowledges that Itaú BBA and its affiliates are engaged in a broad range of securities trading and brokerage activities as well as in providing investment banking and financial advisory services. In the ordinary course of Itaú BBA’s business, Itaú BBA or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for Itaú BBA’s own account or the accounts of its customers, in debt or equity securities of the Offeror, its affiliates or any other entity that may be involved in the transactions contemplated hereby and (ii) may at any time be providing or arranging financing and other financial services to persons that may be involved in a competing transaction or who may have conflicts of interest with the Offeror, the Company or its affiliates.

(e)         The Dealer Manager agrees, in accordance with its customary practice and consistent with industry practice and in accordance with the terms of the Tender Offer, to perform those services in connection with the Tender Offer as are customarily performed by dealer managers in connection with similar transactions of a like nature, including, without limitation, using all reasonable efforts to solicit tenders of Class A Common Shares pursuant to the Tender Offer, communicating generally regarding the Tender Offer with securities brokers, dealers, banks, trust companies and other securities intermediaries and other Holders, and participating in meetings with, furnishing information to, and assisting the Offeror in negotiating with Holders.

(f)          The Offeror shall arrange for Equiniti Trust Company, LLC to act as tender agent (the “Tender Agent”) and D.F. King & Co., Inc. to serve as information agent (the “Information Agent”) in connection with the

Tender Offer and as such to advise the Dealer Manager at least daily as to such matters relating to the Tender Offer as the Dealer Manager may reasonably request. In addition, the Offeror hereby authorizes the Dealer Manager to communicate with the Tender Agent and the Information Agent with respect to matters relating to the Tender Offer.

(g)        The Offeror shall furnish the Dealer Manager, or cause the transfer agent or registrars for the Class A Common Shares to furnish the Dealer Manager, as soon as practicable, with cards or lists or copies thereof showing the names of persons who were the Holders of record of Class A Common Shares as of the date or dates specified by the Dealer Manager and, to the extent reasonably available to the Offeror, the beneficial Holders of the Class A Common Shares as of such date or dates, together with their addresses and the principal amount of Class A Common Shares held by them. In addition, the Offeror shall update such information from time to time during the term of this Agreement as reasonably requested by the Dealer Manager and to the extent such information is reasonably available to the Offeror within the time constraints specified. The Dealer Manager agree to use such information only in connection with the Tender Offer and not to furnish such information to any persons except (i) in connection with the Tender Offer, (ii) as required by law, regulation, or legal process, or as requested by any regulatory authority or self-regulatory organization or court having jurisdiction over the Dealer Manager or (iii) to the extent such information is or becomes publicly available or was received from third parties (other than through a breach of this Agreement).

(h)        The Offeror agrees to advise the Dealer Manager promptly of the occurrence of any event which, in the reasonable judgment of the Offeror or its counsels, could cause or require the Offeror to withdraw, rescind or modify the Tender Documents. In addition, if any event occurs as a result of which it shall be necessary to amend or supplement any Tender Documents in order to correct any untrue statement of a material fact contained therein or omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Offeror shall, promptly upon becoming aware of any such event, advise the Dealer Manager of such event and, as promptly as practicable under the circumstances, prepare and furnish copies of such amendments or supplements of any such Tender Documents to the Dealer Manager, so that the statements in such Tender Documents, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)          Except as otherwise required by law or regulation, neither the Offeror nor any of its subsidiaries will use or publish, or cause the use or publication of, any material in connection with the Tender Offer, or refer to the Dealer Manager in any such material, without the prior approval of the Dealer Manager. The Offeror, upon receiving such approval, will promptly furnish the Dealer Manager with as many copies of such approved materials as the Dealer Manager may reasonably request. The Offeror will promptly inform the Dealer Manager of any litigation or administrative or similar proceeding which is initiated or, to its knowledge, threatened with respect to the Tender Offer. The Dealer Manager agrees that it will not make any statements in connection with the Tender Offer other than the statements that are set forth in, or derived from, the Tender Documents without the prior consent of the Offeror.

(j)          The Offeror agrees to pay promptly, in accordance with the terms of the Tender Documents, the applicable purchase price for the Class A Common Shares to the Holders entitled thereto. The Offeror agrees not to purchase any Class A Common Shares during the term of this Agreement except pursuant to and in accordance with the Tender Offer or as otherwise agreed in writing by the parties hereto and permitted under applicable laws and regulations.

SECTION 2.    Compensation and Expenses.

(a)         In consideration of the services provided hereunder as the Dealer Manager, the Offeror shall pay the fees described below to Itaú BBA on the Closing Date (as defined below) or promptly on such other date as may be agreed by the Offeror and Itaú BBA:

(i)	Success fee: Upon consummation of the Tender Offer, on the Closing Date, assuming that the Offeror accepts for purchase at least one Class A Common Share, the Offeror shall pay to Itaú BBA a success fee in the amount of US$750,000.00 (seven hundred and fifty thousand dollars); and

(ii)	Additional fee: In the event that the Tender Offer results in the Offeror holding (directly or indirectly) 90% or more in value of the outstanding Class A Common Shares, other than any Class A Common Shares beneficially owned by Offeror on the date hereof, thereby entitling the Offeror to conduct a squeeze-out offering for the purpose of purchasing Class A Common Shares held by any remaining holders of the Class A Common Shares, the Offeror shall pay to Itaú BBA, on the Closing Date, an additional fee of US$750,000.00 (seven hundred and fifty thousand dollars). For the avoidance of doubt, in such scenario, should the Tender Offer result in the Offeror (directly or indirectly) holding 90% or more of Class A Common Shares, the total compensation that the Dealer Manager is entitled to receive under this Agreement corresponds to US$1,500,000.00 (one million five hundred thousand dollars).

(b)        Whether or not any Class A Common Shares are tendered pursuant to the Tender Offer, the Offeror shall promptly pay all reasonable and documented expenses incurred in connection with the preparation, printing, mailing and publishing of the Tender Documents, and all amounts payable to securities dealers (including the Dealer Manager), brokers, banks, trust companies and other securities intermediaries as reimbursements of their customary mailing and handling expenses incurred in forwarding the Tender Documents to their customers, the fees and expenses of any tender agent, information agent (including the Tender Agent and the Information Agent), depositary and their respective legal counsel in connection with the Tender Offer, and of any forwarding agent, and all other expenses of the Offeror in connection with the Tender Offer. In addition, the Offeror shall promptly reimburse the Dealer Manager for all reasonable out-of-pocket expenses incurred by the Dealer Manager in connection with its services as Dealer Manager under this Agreement, including the reasonable fees and expenses of counsel to the Dealer Manager.

(c)         All payments due under this Agreement are to be made in United States dollars, payable by electronic wire transfer to the account specified by the Dealer Manager. The Offeror agrees with the Dealer Manager to make all payments pursuant to this Agreement and consummation of the transactions contemplated under the Tender Documents without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed under, and free and clear of any set-off or claim under, the current laws and regulations of the United States of America, Brazil or the Cayman Islands, or any political subdivision thereof or any other applicable taxing jurisdiction (each, a “Taxing Jurisdiction”), unless the Offeror is compelled by law to withhold or deduct such taxes, duties or charges. In that event, the Offeror shall pay such additional amounts as may be necessary in order that the net amount received and retained by the Dealer Manager after such withholding or deduction will equal the amount that would have been received if no such withholding or deduction had been required or made; provided, however, that no additional amounts shall be payable on account of (i) any corporation, income, franchise and branch profit taxes that would not have been so imposed but for the existence of any present or former connection between the Dealer Manager and the relevant Taxing Jurisdiction (other than a connection arising solely from the execution of this Agreement of the performance of obligations, receipt of payments or enforcement of rights under this Agreement) or (ii) any taxes, levies, imposts, duties charges or other deductions or withholdings imposed solely as a result of the Dealer Manager failing to complete, execute and deliver to the Offeror any form or document to the extent applicable to the Dealer Manager that may be required by law or by reason of administration of such law in order to enable the payer to make payments without deduction or withholding, or with deduction or withholding of a lesser amount, provided that the Dealer Manager is legally able to provide such form or document and such form or document is reasonably requested by the Offeror in writing and upon sufficient written notice to enable the Dealer Manager to comply with such request prior to the date of the relevant payment. The Offeror further agrees to indemnify and hold harmless the Dealer Manager and its affiliates against any documentary, stamp, sales, transaction or similar issue tax, including any interest and penalties, on the consummation of the Tender Offer, and on the execution, delivery, performance and enforcement of this Agreement. For this purpose,  (i)“taxes” means all forms of taxation, duties (including stamp duty), levies, imposts, charges and withholdings (including any related or incidental penalty, fine, interest or surcharge), whenever created or imposed, and whether required by the law or regulations of Brazil, the United States, the Cayman Islands or elsewhere and (ii) “Business Day” means a day on which commercial banking institutions in New York, New York and São Paulo, Brazil are open for business.

SECTION 3.    Termination.  Subject to Section 7 hereof, this Agreement shall terminate upon the earlier to occur of (i) the consummation, expiration, termination or withdrawal of the Tender Offer and (ii) the date one year from the date hereof, and may be terminated by either the Offeror or the Dealer Manager at any time, with or without cause, effective upon receipt by the other party of written notice to that effect; provided, however, that Itaú BBA will be entitled to its full fees described above, in the event that, at any time prior to 12 months from any such termination, the Offeror (or any of its affiliates) consummates any offer or offers to purchase Class A Common Shares in a transaction or series of transactions in which Itaú BBA did not act as dealer manager or similar role to the Offeror or its affiliates, as applicable.

SECTION 4.    Representations and Warranties by the Offeror.  The Offeror represents and warrants to the Dealer Manager that, as of the date hereof, as of each date that any Tender Documents are published, sent, given or otherwise distributed, throughout the continuance of the Tender Offer, upon the Expiration Time and as of the closing date of the Tender Offer on which the Class A Common Shares are purchased by the Offeror pursuant to the Tender Offer (the “Closing Date”) that:

(a)         Each of the Offeror and its subsidiaries has been duly incorporated or otherwise formed and is validly existing in good standing under the laws of the Federative Republic of Brazil (in the case of the Offeror) or its respective jurisdictions of formation (in the case of the subsidiaries of the Offeror) with power and authority (corporate and other) to own its properties and conduct its business, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership or leasing of property or its conducting any business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a material adverse effect on (i) the condition (financial or other), prospects, earnings, business, properties or results of operations of the Offeror and its affiliates taken as a whole, whether or not arising from transactions in the ordinary course of business, or (ii) the ability of the Offeror to consummate the transactions contemplated by this Agreement (any such event, “Material Adverse Effect”).

(b)        The Offeror has all necessary corporate power and authority to execute and deliver this Agreement, and to perform all its obligations hereunder and to make and consummate the Tender Offer in accordance with its terms. The Tender Offer is not subject to the preemptive or other similar rights of any securityholder of the Offeror or any of its subsidiaries; and no Holder will be subject to personal liability by reason of tendering Class A Common Shares in the Tender Offer.

(c)         The Offeror has taken all necessary corporate action to authorize the making and consummation of the Tender Offer and the execution, delivery and performance by the Offeror of this Agreement; and this Agreement has been duly authorized, executed and delivered by the Offeror and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding agreement of the Offeror, enforceable against the Offeror in accordance with its terms, except to the extent such enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, judicial and extrajudicial restructuring, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and remedies of creditors or by general equitable principles.

(d)        Each of the Tender Documents and the documents incorporated or deemed to be incorporated by reference into each of the Tender Documents (collectively, the “Incorporated Documents”) complies and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the U.S. federal securities laws (including, without limitation, as applicable, Rules 13e-3, 14d-1 through 14d-11 and 14e-1 through 14e-8), and any other applicable laws and regulations; and the Incorporated Documents complied, as of their respective dates in all material respects with all applicable requirements of the U.S. federal securities laws; and each of the Tender Documents (including the Incorporated Documents) do not and (as amended or supplemented, if amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)         The Tender Offer, the purchase of Class A Common Shares pursuant to the Tender Offer, and all other actions by the Offeror contemplated in the Tender Documents, including the execution, delivery, performance and compliance by the Offeror with all of the provisions of the Offer to Purchase and this Agreement and the consummation of the transactions herein and therein contemplated (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Offeror or any of its subsidiaries is a party or by which the Offeror or any of its subsidiaries is bound or to which any of the property or assets of the Offeror or any of its subsidiaries is subject, (ii) nor will such action result in any violation of (A) the provisions of the charter, memorandum of association, bye-laws or similar organizational documents of the Offeror or any of its subsidiaries or any statute or (B) any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Offeror or any of its subsidiaries or any of its or their properties, including, without limitation, the U.S. federal securities laws (including, without limitation, as applicable, Rules 13e-3, 14d-1 through 14d-11 and 14e-1 through 14e-8), and any other applicable laws and regulations, except, in the case of (i) for such conflicts, breaches, violations, or defaults which would not reasonably be expected to result in a Material Adverse Effect; no consent, approval, authorization, order, registration, exemption, action, qualification or filing with any such court, regulatory authority, self-regulatory organization or other governmental agency or instrumentality is or will be required in connection with the making or consummation of the Tender Offer or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect or will be duly made by the Offeror or its subsidiaries (including under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the Exchange Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or "blue sky" laws).

(f)          The Offeror is not (i) in breach or violation of its charter, memorandum of association, bye-laws or similar organizational documents or (ii) in default under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, the effect of which is reasonably likely to have a material adverse effect on the Offeror's ability to carry out the transactions contemplated in the Tender Documents or the performance of this Agreement.

(g)        Since the date of the latest audited financial statements included or incorporated by reference in the Tender Documents,  there has not been any material adverse change, nor any development involving a prospective material adverse change, in or affecting the general affairs, management, condition (financial or other), business, management, properties, shareholders’ equity or results of operations of the Offeror or its subsidiaries (taken as a whole), or any dividend or other distribution of any kind declared, paid or made by the Offeror or its subsidiaries other than as set forth in the Tender Documents and the Incorporated Documents.

(h)        In connection with the Tender Offer, the Offeror has complied, and will continue to comply, and conducting the Tender Offer in the manner described in the Tender Documents complies, in all material respects with the Securities Act, the Exchange Act, the applicable regulations of Financial Industry Regulatory Authority, Inc. or any stock exchange and applicable state securities or “blue sky” laws or regulations.

(i)          There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending or, to the Offeror’s knowledge, threatened, against or affecting the Offeror, its subsidiaries or of which any of their property is the subject (and the Offeror knows of no reasonable basis for any such action, suit, proceeding or investigation), which challenge or seek to make illegal, or directly or indirectly, restrict, limit or prohibit the Offeror's ability to carry out the transactions contemplated in the Tender Documents or the performance of this Agreement.

(j)          The Offeror has, or at the time it becomes obligated to purchase the Class A Common Shares pursuant to the Tender Offer will have, sufficient funds available, and sufficient authority to use such funds under applicable law, to enable it to pay promptly the full purchase price for the Class A Common Shares tendered (and all the related costs, fees and expenses, including, but not limited to, those payable hereunder) in accordance with the terms and conditions set forth in the Tender Documents.

(k)        The Tender Offer constitutes a “Rule 13e-3 Transaction”(as such term is defined under Rule 13e-3 of the Exchange Act) and will be conducted in accordance with the requirements of Rule 13e-3, including with respect to disclosure requirements.

(l)          The statements set forth in Tender Documents (including the Incorporated Documents), insofar as they purport to describe the provisions of the laws and documents referred to therein, are based on reliable sources, accurate, complete and fair in all material respects.

(m)       Except as disclosed in the Tender Documents (including the Incorporated Documents), there are no material business relationships or related party transactions that would be required to be disclosed therein by Item 404 of Regulation S-K of the Commission; and such business relationships or related party transactions described therein are fair and accurate descriptions in all material respects of the relationships and transactions so described.

(n)        To the best knowledge of the Offeror, whose financial results consolidate those of the Company and its subsidiaries, the consolidated financial statements of the Company and the related notes thereto, incorporated by reference into the Tender Documents, present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated, and those financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”); it being acknowledged that the financial information regarding the Company set forth in the Tender Documents is derived from such consolidated financial statements. KPMG Auditores Independentes Ltda. ("KPMG") (i) audited the Company's financial statements as of and for the years ended December 31, 2023, 2022 and 2023 and (ii) performed a limited review of the Company's consolidated interim financial statement as of and for the six months ended June 30, 2025, in each case, as incorporated by reference into the Tender Documents. KPMG was an independent registered public accounting firm with respect to the Company as required by applicable U.S. securities laws and the Public Company Accounting Oversight Board (United States) PCAOB rules.

(o)        Neither the Offeror nor any of its subsidiaries, directors, officers nor, to the knowledge of the Offeror, any agent, employee, affiliate or other person acting on behalf of the Offeror or any of its subsidiaries, (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense related to political activity; (ii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any person knowing that all or a portion of the payment will be used, offered, given or promised to anyone to improperly influence official action, to unlawfully obtain or retain business for the Offeror or any of its subsidiaries, or to secure an improper advantage for Offeror or any of its subsidiaries; (iii) has made, offered or taken any act in furtherance of any bribe, unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment to any “foreign official” (as such term is defined in the respective Anticorruption Laws (as defined below)) or any foreign political party or official thereof or any candidate for foreign political office; or (iv) is aware of  or has taken any action, directly or indirectly, that could result in a violation by such persons of the Brazil’s Clean Company Act of 2014 (Law No. 12,846/2013), the Foreign Corrupt Practices Act of 1977, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the U.K. Bribery Act of 2010, in each case as may be amended from time to time, or similar law of any other applicable jurisdiction, including the rules and regulations thereunder (collectively, the “Anticorruption Laws”); and the Offeror, its subsidiaries and, to the knowledge of the Offeror, its affiliates, have conducted their businesses in compliance with the Anticorruption Laws, and have instituted, maintain and enforce policies and procedures designed to ensure compliance with the Anticorruption Laws.

(p)        The operations of the Offeror and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including the applicable anti-money laundering statues of Brazil, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions where the Offeror and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Offeror or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Offeror, threatened.

(q)        Neither the Offeror, its subsidiaries, directors, officers, nor, to the knowledge of the Offeror, any employee, agent, affiliate or person acting on behalf of the Offeror or its subsidiaries (i) is currently the subject or target of any sanctions administered or imposed by the government of the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of

State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by His Majesty’s Treasury of the United Kingdom) or any similar sanctions imposed by any governmental body to which the Offeror or its subsidiaries is subject (collectively, “Sanctions” and such persons, “Sanctioned Persons”), or (ii) is located, organized or resident in a country or territory that is, or the government of which is, the subject or target of Sanctions, including, without limitation, the so-called Donetsk People’s Republic, or so called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(r)          Upon commencement of the Tender Offer, the Offeror will duly file with the Commission the Schedule TO (including the documents required by Item 12 thereof to be filed as exhibits thereto) and the Schedule 13e-3 (including the documents required by Item 16 thereof to be filed as exhibits thereto).

(s)         To the best knowledge of the Offeror, the Company is not an “ineligible issuer” as defined in Rule 405 under the Securities Act.

(t)          Neither the Offeror, its subsidiaries nor, to the knowledge of the Offeror, its affiliates, have taken nor will take, directly or indirectly, any action designed to cause or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of the Class A Common Shares to facilitate the Tender Offer or encourage tenders by holders of Class A Common Shares in the Tender Offer.

(u)        No stop order or restraining order has been issued, served upon or delivered to the Offeror or with respect to the Tender Offer or any of the transactions contemplated hereby, and, to the best knowledge of the Offeror,  no action, lawsuit, claim or governmental or administrative proceeding seeking a stop order or restraining order has been commenced and served upon the Offeror or threatened with respect to the Tender Offer or any of the transactions contemplated hereby before any court, agency or other governmental regulatory body of any jurisdiction.

(v)        The Offeror is not subject to suit in respect of its obligations under this Agreement or the consummation of the Tender Offer, and none of Offeror or any of its subsidiaries, properties, assets or revenues is subject to any right or immunity under Brazilian or other applicable law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any Brazilian court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court with respect to its respective obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement; and, to the extent that the Offeror or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings arising out of, or relating to, the transactions contemplated by the Tender Documents and this Agreement may at any time be commenced, the Offeror has, pursuant to Section 8 of this Agreement, waived, and will waive such right to the extent permitted by law.

(w)       To ensure the legality, validity or enforceability of this Agreement, it is not necessary that this Agreement be filed or recorded with any governmental agency or body or court or other authority in Brazil, provided, however, that in order to be enforceable and admissible into evidence in the courts or public agencies of Brazil, (i)(x) this Agreement shall have been translated into Portuguese by a sworn translator and (y) the signatures of the parties thereto that execute this Agreement outside of Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been authenticated by the Brazilian Consulate or, if the State in which this Agreement is executed is party to the Apostille Convention, an authority designated by the State in which this Agreement is executed, shall have issued a certificate that authenticates the origin of such Agreement is apostilled, and (ii) this Agreement, together with its respective sworn Portuguese translation, shall have been registered with the appropriate Registry of Deeds and Documents in Brazil (Cartório de Registro de Títulos e Documentos) in Brazil, together with its sworn translations, which registration may be made at any time for judicial enforcement thereof in Brazil.

(x)        The choice of the laws of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of Brazil and shall be recognized by the courts of Brazil.

(y)        The indemnification and contribution provisions set forth in Annex A of this Agreement do not contravene Brazilian law or public policy.

(z)         The Dealer Manager will not be deemed resident, domiciled, carrying on business or subject to taxation in Brazil on an overall income basis solely by the execution, delivery, performance or enforcement of this Agreement, the Dealer Manager’s participation or involvement in the transactions contemplated by this Agreement or the Dealer Manager’s receipt of payments pursuant to this Agreement.

The representations and warranties set forth in this Section 4 shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Indemnified Person (as defined in Annex A attached hereto) or (ii) any termination of this Agreement.

SECTION 5.    Conditions and Obligations.  The obligation of the Dealer Manager to act as a Dealer Manager hereunder shall at all times be subject, in its discretion, to the conditions that:

(a)         All representations and warranties of the Offeror contained herein or in any certificate or writing delivered hereunder at all times during the Tender Offer shall be true and correct.

(b)        The Offeror at all times during the Tender Offer shall have performed, or is performing, all its obligations as are required hereunder at such times as are specified herein.

(c)         Davis Polk & Wardwell LLP, United States counsel for the Offeror and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel for the Offeror shall have delivered to the Dealer Manager opinions, prior to the commencement of the Tender Offer and on the Closing Date, in form and substance satisfactory to the Dealer Manager, the forms of which are attached as Exhibits A and B hereto, respectively.

(d)        No stop order, restraining order or injunction has been issued, and no litigation shall have been commenced or threatened, with respect to (i) the making or the consummation of the Tender Offer, (ii) the execution, delivery or performance by the Offeror of this Agreement or (iii) any of the transactions in connection with, or contemplated by, the Tender Documents before any agency, court, or other governmental body which the Dealer Manager or its legal counsel in their sole discretion believes makes it inadvisable or impracticable for the Dealer Manager to continue to render services pursuant hereto and it shall not have otherwise become unlawful under any law or regulation, federal, state or local, for the Dealer Manager so to act, or continue so to act, as the case may be.

(e)         At the Closing Date, there shall have been delivered to the Dealer Manager, on behalf of the Offeror, a certificate of the Chief Executive Officer and the Chief Financial Officer of the Offeror, dated the Closing Date, and stating that the representations and warranties set forth in Section 4 hereof are true and accurate as of the date hereof, at all times during the period of each Tender Offer, and as of the Closing Date.

(f)          The Offeror shall have advised the Dealer Manager promptly of (i) the occurrence of any event which could cause the Offeror to withdraw, rescind or terminate the Tender Offer or would permit the Offeror to exercise any right not to purchase Class A Common Shares tendered under the Tender Offer, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would make it necessary or advisable to make any change in the Tender Documents being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (iii) any proposal by the Offeror or requirement to make, amend or supplement any Tender Document or any filing in connection with the Tender Offer pursuant to the Exchange Act or any applicable law, rule or regulation, (iv) its awareness of the issuance by any regulatory authority of any comment or order or the taking of any other action concerning the Tender Offer (and, if in writing, will have furnished the Dealer Manager with a copy thereof), (v) its awareness of any material developments in connection with the Tender Offer or the financing thereof, including, without limitation, the commencement of any lawsuit relating to the Tender Offer and (vi) any other information relating to the Tender Offer, the Tender Documents or this Agreement which the Dealer Manager may from time to time reasonably request.

(g)        The Dealer Manager shall have received evidence of the agreement of the Process Agent to act as the process agent of each the Offeror, as described in Section 8(c) hereof.

SECTION 6.    Indemnification.  In consideration of the engagement hereunder, the Offeror shall indemnify and hold the Dealer Manager harmless to the extent set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof. Annex A hereto is an integral part of this Agreement and shall survive any termination of this Agreement.

SECTION 7.    Survival.  The agreements contained in Sections 2, 3, and 6 hereof and Annex A hereto and the representations and warranties of the Offeror set forth in Section 4 hereof shall survive any termination of this Agreement, any completion of the engagement provided by this Agreement or any investigation made on behalf of the Offeror, the Dealer Manager or any Indemnified Person (as defined in Annex A attached hereto) and shall survive the termination of the Tender Offer.

SECTION 8.    Governing Law, Etc.

(a)         Governing Law.  This Agreement and any claim, controversy or dispute relating to or arising out of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state without regard to conflicts of law principles thereof that would result in the application of the laws of another jurisdiction.

(b)        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)         Consent to Jurisdiction; Waiver of Immunity.  The Offeror hereby submits to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York (collectively, the “Specified Courts”) in respect of any suit, action or proceeding in respect of this Agreement, the engagement of the Dealer Manager or the Tender Offer, and the Offeror agrees to submit to the jurisdiction of, and to venue in, such courts. The Offeror irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any such suit, action or proceeding brought in the Specified Courts, any claim that any such suit, action or proceeding brought in such Specified Courts has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile. To the extent that the Offeror has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of a judgment or otherwise) with respect to itself or any of its property, the Offeror hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement. The Offeror hereto agrees that the waivers set forth above shall be given effect to the fullest extent permitted under the U.S. Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and are not subject to withdrawal for purposes of such legislation. The Offeror irrevocably appoints Cogency Global Inc., with its current address at 122 East 42nd Street, 18th Floor, New York, NY 10168, as its agent to receive service of process or other legal summons (the “Process Agent”) in respect of any suit or proceeding in respect of this Agreement, the engagement of the Dealer Manager or the Tender Offer that may be instituted. The Offeror agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. The Offeror agrees that service of process upon the Process Agent, and written notice of said service to the Offeror by the person serving the same to the address provided in Section 10, shall be deemed in every respect effective service of process upon the Offeror in any proceeding. Notwithstanding the foregoing, the Offeror agrees that service of any process, summons, notice or document by mail to such party at such party’s address specified in this Agreement shall be effective service of process for any proceeding brought in any court. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law.

(d)        Judgment Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, the Offeror will indemnify the Dealer Manager against any loss incurred by the Dealer Manager as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which an Dealer Manager is able to purchase United States dollars with the amount of the Judgment Currency actually received by the Dealer Manager. The foregoing indemnity shall constitute a separate and independent obligation of the Offeror and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

SECTION 9.    Exclusivity.  For as long as the Dealer Manager is dealer manager, none of the Offeror or its respective affiliates shall directly or indirectly initiate or participate in any discussion or other contact with the holders of Class A Common Shares or solicit any inquiries concerning the Tender Offer, except through the Dealer Manager.

SECTION 10. Notices. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given, such notice shall be in writing addressed as follows and effective when received:

If to the Offeror:

Cogna Educação S.A.
Rua dos Guajajaras, No. 591, 4th Floor, Room 1, Bairro de Lourdes
Belo Horizonte, Minas Gerais, 30.180-101
Brazil
Attention: Manuella Falcão, Legal Director (manuella.falcao@cogna.com.br); Frederico da Cunha Villa, Chief Financial and Investor Relations Officer(frederico.villa@cogna.com.br)

If to the Dealer Manager:

Itau BBA USA Securities, Inc.
540 Madison Avenue, 24th Floor
New York, NY, 10022-3263
Attention: Equity Capital Markets

SECTION 11. Advertisements.  The Offeror agrees that the Dealer Manager shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Offeror hereunder, subject to the Offeror’s prior approval, which approval shall not be unreasonably withheld or delayed.

SECTION 12. Miscellaneous.

(a)         This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement.

(b)        This Agreement is solely for the benefit of the Offeror and the Dealer Manager, and the Indemnified Persons (as defined and to the extent set forth in Annex A attached hereto) and their respective successors, heirs and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement.

(c)         The Dealer Manager may share any information or matters relating to the Offeror, the Company, the Tender Offer and the transactions contemplated hereby with its affiliates and such affiliates may likewise share information relating to the Offeror and the Company with the Dealer Manager.

(d)        If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Offeror and the Dealer Manager shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

(e)         This Agreement may be executed in counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of which, taken together, will constitute one and the same instrument.

(f)          In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Dealer Manager is required to obtain, verify and record information that identifies its clients, including the Offeror, which information may include the name and address of its clients, as well as other information that will allow the Dealer Manager to properly identify its clients.

(g)        None of the parties hereto shall be responsible or have any liability to any other party for any indirect, special, punitive, loss of profits or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof; provided that nothing in this sentence shall be deemed to relieve the Offeror of any obligation it may otherwise have under Annex A hereto to indemnify an Indemnified Person (as defined in Annex A) for any such damages asserted by an unaffiliated third party.

SECTION 13. QFC Stay Rules.

(a)         In the event that the Dealer Manager that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from the Dealer Manager of this Agreement, and any such interest and obligation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under this Agreement, were governed by the laws of the United States or a state of the United States.

(b)        In the event that the Dealer Manager that is a Covered Entity or a BHC Act Affiliate (as defined below) of the Dealer Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against the Dealer Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)         As used in this Agreement:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“U.S. Special Resolution Regime” means each of (1) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (2) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Dealer Manager the enclosed duplicate originals hereof, whereupon this letter shall become a binding agreement between us.

Very truly yours,

Itau BBA USA Securities, Inc.

By:	/s/ Renata G. Domingues
Name: Renata G. Domingues
Title: Managing Director, Investment Banking Department

By:	/s/ Thiago Maceira
Name: Thiago Maceira
Title: Managing Director, Investment Banking Department

Accepted and agreed to as of the date first written above:

Cogna Educação S.A.

By:	/s/ Roberto Valério Neto
Name: Roberto Valério Neto
Title: Chief Executive Officer

By:	/s/ Frederico da Villa Cunha
Name: Frederico da Villa Cunha
Title: Chief Financial Officer

[Signature Page to Dealer Manager Agreement]

ANNEX A

To Dealer Manager Agreement,
dated September 17, 2025 (the “Agreement”), between
Itau BBA USA Securities, Inc. and
Cogna Educação S.A.

The Offeror shall indemnify and hold harmless the Dealer Manager, its affiliates and their respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable documented expenses, joint or several, to which any such Indemnified Person may become subject arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Tender Documents or the Incorporated Documents or in any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading, except, in the case of this clause (a), with respect solely to information relating to the Dealer Manager Information (as defined below), (b) any breach by the Offeror of any representation or warranty or failure to comply with any of the agreements set forth in the Agreement or (c) the transactions contemplated by the Agreement or the performance by the Dealer Manager thereunder, or any action, claim, litigation, investigation (including, without limitation, any governmental or regulatory investigation) or proceedings relating to the foregoing (each, a “Proceeding” and collectively, “Proceedings”), except, in the case of this clause (c), to the extent such losses, claims, damages, liabilities or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable documented legal or other reasonable documented out-of-pocket expenses as they are incurred in connection with investigating or defending any of the foregoing. The Offeror also acknowledges and agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Offeror or its affiliates or any other person for any act or omission on the part of any broker or dealer in securities or any commercial bank, trust company or other nominee or any other person, and that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Offeror and its affiliates or any other person for any losses, claims, damages, liabilities or expenses arising from or in connection with any act or omission in performing the Indemnified Person’s obligations hereunder or otherwise in connection with the Tender Offer or any other action contemplated in the Tender Documents and the Incorporated Documents or any other purchase of Class A Common Shares, in each case, except to the extent that any such losses, claims, damages, liabilities or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. As used herein, the term “Dealer Manager Information” shall mean the written information furnished to the Offeror by such Dealer Manager expressly for use in the Tender Documents, it being understood and agreed that only such information shall be the name and address of such Dealer Manager as provided in the Tender Documents.

In case an Indemnified Person receives notice of a Proceeding with respect to which indemnity may be sought from the Offeror hereunder, such Indemnified Person shall promptly notify the Offeror in writing; provided that (a) the failure to give such notice shall not relieve the Offeror of its obligations pursuant to this Annex A unless and only to the extent it is finally determined by a court of competent jurisdiction that such failure to give notice results in the loss or compromise of any material rights or defenses of the Offeror, and (b) such failure to notify the Offeror will not relieve the Offeror from any liability which it may have to such Indemnified Person otherwise than on account of this Annex A. Upon receiving such notice, the Offeror will be entitled to participate in any such Proceeding and to assume at its sole expense the defense thereof, with counsel reasonably satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, be counsel to the Offeror, the Company or an affiliate thereof) and after written notice from the Offeror to such Indemnified Person of its election so to assume the defense thereof within 15 business days after receipt of the notice from the Indemnified Person of such Proceeding, the Offeror shall not be liable to such Indemnified Person hereunder for legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Offeror shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of

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commencement of the Proceedings, or (ii) the Offeror agrees in writing to pay such fees and expenses, or (iii) the Offeror fails to assume such defense within the 15 business days specified above, (iv) representation of the Indemnified Person by counsel chosen by the Offeror would present such counsel with an actual or potential conflict of interest or (v) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Person and the Offeror, the Company or their respective affiliates and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Offeror, the Company or their respective affiliates (in which case, if such Indemnified Person notifies the Offeror in writing, the Offeror shall not have the right to assume the defense thereof); it being understood, however, that the Offeror shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Persons, which firm shall be designated in writing by Itaú BBA. The Offeror shall not effect, or cause to be effected, without the prior written consent of Itaú BBA, any settlement of any pending or threatened Proceeding unless such settlement includes an unconditional release from the party bringing such Proceeding of each Indemnified Person and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf, of any Indemnified Person. The Offeror shall not be liable for any settlement of any Proceeding effected by an Indemnified Person without the Offeror’s written consent, but if settled with such consent, the Offeror agrees, subject to the provisions of this Annex A, to indemnify the Indemnified Person from and against any loss, damage or liability by reason of such settlement.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless (other than in accordance with the terms of this Annex A) then the Offeror shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect (a) the relative benefits received by the Offeror and/or its subsidiaries on the one hand and such Indemnified Person on the other hand, or (b) if the allocation provided by clause (a) above is not available, the relative fault of the Offeror and/or its subsidiaries on the one hand and such Indemnified Person on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Offeror (including its affiliates, officers, directors, employees, agents and controlling persons) on the one hand and the Dealer Manager (including its affiliates, officers, directors employees, agents and controlling persons) on the other hand shall be deemed to be in the same proportion as (i) the greater of (x) the aggregate principal amount of all Class A Common Shares subject to the Tender Offer and (y) the maximum possible consideration proposed to be offered by the Offeror in connection with the Tender Offer bears to (ii) the fee actually paid to such Dealer Manager pursuant to the Agreement. The relative fault of the Offeror and/or its subsidiaries on the one hand and the Indemnified Person on the other hand relating to an untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by, or relating to, the Offeror or its affiliates  or the Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Offeror and Itaú BBA agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.

The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity, reimbursement and contribution obligations of the Offeror shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Offeror and any such Indemnified Person. Notwithstanding the foregoing, in no event shall the Dealer Manager be liable under the foregoing indemnity, reimbursement and contribution provisions in an amount in excess of the fees actually received by such Dealer Manager pursuant to the Agreement.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Agreement.

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